Exhibit (2)
(TRANSLATION)
SHARE HANDLING REGULATIONS
(Amended as of January 5, 2009)
CHAPTER I. GENERAL PROVISIONS
Article 1. Purpose
Matters related to procedures for executing shareholders’ rights and other handling of shares in Komatsu Ltd. (hereinafter referred to as the “Company”) shall be governed by the provisions set forth by the Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) and the account management institutions of the securities companies, etc. at which shareholders have established transfer accounts (hereinafter referred to as the “Securities Companies”), as well as by those set forth in these regulations, in accordance with provisions stipulated in the Articles of Incorporation of the Company.
Article 2. Transfer Agent
The transfer agent of the Company and its handling office shall be as follows:
Transfer agent:
Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome
Chiyoda-ku, Tokyo
Handling office:
Mitsubishi UFJ Trust and Banking Corporation
Corporate Agency Department
4-5, Marunouchi 1-chome
Chiyoda-ku, Tokyo
CHAPTER II. ENTRIES OR RECORDS, ETC. IN SHAREHOLDERS’ REGISTER
Article 3. Entries or Records in Shareholders’ Register
1.	Modification of entries in the shareholders’ register shall be made through notifications from JASDEC, including notifications and the like for all shareholder information (excluding such notices as set forth in Article 154 Paragraph 3 of the Law Concerning the Book-Entry Transfer of Corporate Bonds and Shares, etc. (hereinafter referred to as the “Book-Entry Transfer Law”) (hereinafter referred to as the “Notice of Individual Shareholder (kobetsu kabunushi tsuchi)”)).

2.	In addition to the preceding paragraph, where stipulated in other laws or regulations for the issuance of new shares, modifications to the shareholders’ register may be made without receiving notice from JASDEC.

3.	The shareholders’ register shall be recorded with letters and symbols designated by JASDEC.

Article 4. Notifications Related to Shareholders’ Register Entries
A shareholder shall place his/her name and address on file through Securities Companies and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.
Article 5. Corporate Shareholder Representative
A corporate shareholder shall place the name of its single representative on file through Securities Companies and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.
Article 6. Joint-Ownership Shareholder Representative
Shareholders who jointly own shares shall designate their single representative and place the name, title and address of their joint-ownership representative on file through Securities Companies and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.
Article 7. Statutory Agent
The full name or title and address of the shareholder’s statutory agent, such as a person who has parental authority (shinken sha) or a guardian (kouken nin), shall be provided through Securities Companies and JASDEC, as prescribed by JASDEC. If changed and cancelled, the same shall apply.
Article 8. Notifications of Place of Contact for Shareholders Residing Overseas, etc.
A shareholder who resides in a foreign country or his/her statutory agent shall appoint a standing proxy in Japan or specify a place in Japan to receive notices, and shall place the name or title and address of the standing proxy and the place to receive notice on file through Securities Companies and JASDEC, as prescribed by JASDEC. If changed and cancelled, the same shall apply.
Article 9. Other Notifications
1.	In addition to the notifications stipulated in Articles 4 to 8, notifications submitted to the Company shall be submitted through both Securities Companies and JASDEC, or through Securities Companies only, unless the Company has designated a particular method, provided, however, that this shall not apply to cases stipulated in Article 3 Paragraph 2.

2.	Notifications that cannot be accepted or conveyed by Securities Companies shall be made to the transfer agent.
Article 10. Verification of Notifications through JASDEC
When a notification from a shareholder to the Company is submitted through Securities Companies and JASDEC, it shall be deemed to be a notification from the shareholder himself/herself.
Article 11. Registered Pledgee of Shares
The provisions of this chapter shall apply mutatis mutandis to registered pledgees of shares.

CHAPTER III. SHAREHOLDER VERIFICATION
Article 12. Shareholder Verification
1.	When a shareholder (including a shareholder who has applied for an Individual Shareholder Notice) makes any request or exercises any other shareholders’ right (hereinafter referred to as the “Request”), he/she shall attach or provide items attesting that he/she made the Request (hereinafter referred to as “Certification Materials”) by himself/herself. Provided, however, that this shall not apply when it can be verified by the Company that the Request was made by the shareholder himself/herself.

2.	When a Request from a shareholder to the Company is made through Securities Companies and JASDEC, it shall be deemed to have been made by the shareholder himself/herself and no Certification Materials are required.

3.	When making a Request by proxy, in addition to the procedures noted in the preceding two paragraphs, the shareholder shall attach a letter of proxy that has been signed or sealed by the shareholder. The letter of proxy shall require a notation of the proxy’s name or title and address.

4.	Paragraphs 1 and 2 shall apply mutatis mutandis to a proxy as well.

5.	This Article 12 shall apply mutatis mutandis to registered pledgees of shares.
CHAPTER IV. PROCEDURES FOR EXERCISING OF SHAREHOLDERS’ RIGHTS
Article 13. Minority Shareholders’ Rights
When directly exercising the Minority Shareholders’ Rights provided for in Article 147, Paragraph 4 of the Book-Entry Transfer Law against the Company, the shareholder shall do so in writing, with signatures or seals affixed and by attaching the receipt for the Notice of Individual Shareholder.
Article 14. Shareholders’ Meeting Reference Materials for Shareholder Proposal
In the event that the shareholder right to propose is exercised according to the preceding Article, and when the proposal exceeds the character count listed below, a summary giving the following information, rather than the entire text, may be described in the shareholders’ meeting reference materials:
(1)	Reason for proposal 400 characters for each proposal

(2)	Matters regarding the appointment of directors, statutory auditors, and accounting auditors. 400 characters for each candidate
CHAPTER V. PURCHASE OF SHARES LESS THAN ONE UNIT
Article 15. Method of Requesting Purchase of Shares less than One (1) Unit (tangen miman kabushiki)
When requesting a purchase of shares less than one (1) unit, such requests shall be made through Securities Companies and JASDEC, as prescribed by JASDEC.

Article 16. Determination of Purchase Price
1.	The purchase price per share for the purchase request in the preceding Article shall be the closing price of the stock quoted on the market operated by the Tokyo Stock Exchange, on the day the purchase request arrives at the handling office of the transfer agent, as specified in Article 2. Provided, however, that if there are no sales transactions of shares on that day, or if the market is closed, then the price established with the first subsequent trade shall be used.

2.	The purchase price shall be the amount calculated by multiplying the purchase price per share provided in the preceding paragraph by the number of shares applied for purchase.
Article 17. Payment of Purchase Price
The purchase price calculated according to the preceding Article shall serve as the purchase amount and, unless the Company stipulates otherwise, the Company shall make payment on the fourth business day from the day following the day on which the purchase price per share is determined, as prescribed by JASDEC. Provided, however, that if the purchase price includes a premium due to a distribution of a surplus or stock split, then payment shall be made by the record date.
Article 18. Transfer of Shares Purchased
The shares less than one unit for which a purchase request is received shall be transferred into the Company’s transfer account on the day the payment of the purchase amount is made, or upon completion of payment procedures, in accordance with the preceding Article.
CHAPTER VI. ADDITIONAL PURCHASES OF SHARES LESS THAN ONE UNIT
Article 19. Method of Requesting an Additional Purchase
When a shareholder who holds shares less than one (1) unit requests the sale of the number of shares which, in conjunction with the number of shares less than one unit, constitutes a unit share (hereinafter referred to as “Additional Purchase Request”), the transaction shall be carried out through Securities Companies and JASDEC, as prescribed by JASDEC.
Article 20. Additional Purchase Request that Exceeds the Balance of Treasury Stock
When the total number of shares for which an Additional Purchase Request is made on the same day exceeds the number of the Company’s transferable shares of treasury stock, none of the Additional Purchase Requests made on that day shall take effect.
Article 21. Effective Date of Additional Purchase Request
The effective date of an Additional Purchase Request shall be the date on which the purchase request arrives at the handling office of the transfer agent, as stipulated in Article 2.
Article 22. Determination of Price for Additional Purchase
1.	The additional purchase unit price shall be the closing price quoted on the market operated by the Tokyo Stock Exchange on the day the purchase request takes effect. Provided, however, that if there are no sales transactions of shares on that day, or if the market is closed, the price established with the first subsequent trade shall be used.

2.	The purchase price shall be the amount calculated by multiplying the purchase price per share provided in the preceding paragraph by the number of additional shares purchased.
Article 23. Transfer of Additionally Purchased Shares
When an Additional Purchase Request is received for shares less than one (1) unit, a request shall be made for transfer into the transfer account of the shareholder who made the Additional Purchase Request on the day the Company confirms that the value of the additional purchase is verified as having been deposited in the bank account designated by the Company.
Article 24. Suspension of Additional Purchase Request Acceptance
1.	The Company will suspend the acceptance of Additional Purchase Requests every year during the period ten (10) business days prior to the dates shown below:
(1)	March 31;

(2)	September 30; and

(3)	Any other dates, such as a date for determination of shareholders specified by JASDEC.
2.	Notwithstanding the preceding paragraph, the Company may, if it deems necessary, establish other periods during which additional purchase requests will be suspended.
CHAPTER VII. SPECIAL ACCOUNT EXCEPTIONS
Article 25. Exceptions for Special Accounts
The verification of the identity of a shareholder with respect to whom a special account has been opened and the handling of any other matters concerning a special account shall be based on the special account stipulations of the account management institutions, as well as the stipulations of JASDEC.
CHAPTER VIII. COMMISSIONS
Article 26. Commissions
1.	No commissions shall be charged in connection with the handling of the shares in the Company.

2.	The commission that a shareholder or a registered pledgee of shares pays to Securities Companies or JASDEC shall be borne by the shareholder or the registered pledgee of shares.
SUPPLEMENTARY PROVISIONS
Article 1. Amendment Procedure
Any amendments of these regulations shall require a resolution of the board of directors.
Article 2. Application for Cancellation of Registration of Share Certificates as a result of the Lost Share Certificates by the Share Certificate Registrar

When a person who registered the lost share certificate cancels the registration of a lost share certificate, he/she shall submit the designated application form.
Article 3. Application for Cancellation of Lost Share Certificates Registration by Share Certificate Holder
When a person who holds the lost share certificates (hereinafter referred to as the “Share Certificates”) applies for the cancellation of the registration of the lost Share Certificates, he/she shall submit the Share Certificates and the personal identification documents along with the designated application form.
Article 4. Corresponding Application of the Various Notices
The provisions of Articles 4 to 10 shall be applied mutatis mutandis to when a person who registered the lost share certificate changes a record or description for the lost share certificate, and a report is made to the handling office of the transfer agent.
Article 5. Transitional Measures
The provisions of Article 2 to this Article 5 of these Supplementary Provisions shall be deleted as of January 6, 2010.